UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 8, 2026, Henry Schein, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) and form of Proxy relating to the solicitation of proxies by the Company in connection with its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement is available on the Company’s website at https://investor.henryschein.com/financials/annual-reports/default.aspx and is also available on the website maintained by the Securities and Exchange Commission at www.sec.gov. The information included in this filing should be read in conjunction with the Proxy Statement, which should be read in its entirety. This filing supplements certain of the information contained in the Proxy Statement. Except as described herein, this supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement or the accompanying proxy card.

Re-Election of Directors William K. “Dan” Daniel and Max Lin

As described in the Proxy Statement, the Company strongly believes that William K. “Dan” Daniel and Max Lin, two of our director nominees, are independent in all respects and are eminently qualified to serve on the Company’s Compensation Committee and Nominating and Governance Committee, respectively, and strongly recommend that shareholders vote “FOR” Mr. Daniel and Mr. Lin, for the following reasons:

•	Our Board has determined that Mr. Daniel and Mr. Lin meet all director independence standards under the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

•

Mr. Daniel and Mr. Lin were each added to the Board in connection with the Company’s Strategic Partnership Agreement with KKR, by which KKR invested $250 million in the Company’s common stock. KKR remains the Company’s largest stockholder. Neither Mr. Daniel nor Mr. Lin work directly or indirectly for KKR Capstone (“Capstone”), a consulting company that provided consulting services to the Company in 2025.

•

As noted in the Proxy Statement, Mr. Lin will not receive any direct compensation from the engagement of Capstone. Further, KKR reported approximately $19 billion in revenues for the fiscal year ended December 31, 2025. The $2.5 million paid by the Company to Capstone in fiscal 2025 was not material to KKR’s financial results.

•	Mr. Daniel is an executive advisor and not an employee of KKR. The Capstone consulting arrangement with the Company has no direct or indirect economic impact on Mr. Daniel’s compensation.

•

During his tenure on the Compensation Committee, Mr. Daniel has been directly involved in the design of compensation structures for the Company’s incoming Chief Executive Officer — work that draws on his experience overseeing executive compensation across multiple business segments during his 14 years as Executive Vice President at Danaher Corporation.

•

During his tenure on the Nominating and Governance Committee, Mr. Lin was directly involved in the evaluation of candidates during the CEO search process. His experience evaluating executive talent across large, complex healthcare and distribution businesses provided meaningful insight in the process that resulted in the appointment of Frederick M. Lowery as CEO.

Every vote is important. We ask that shareholders consider the information included in this communication and the Proxy Statement in casting their vote.

Our Board unanimously recommends that shareholders vote “FOR” the election of all director nominees, including Mr. Daniel and Mr. Lin.

Identification of Shareholder Proposal Proponent In Proposal 4

The Company hereby discloses the name of the shareholder proponent relating to the shareholder proposal intended to be presented at the Annual Meeting: Proposal 4: Govern by Majority Vote.

The shareholder proposal was submitted by John Chevedden.

Mr. Chevedden has represented that he has held the required amount of Company stock for the requisite period under Rule 14a-8 and has notified the Company of his intention to present Proposal 4 at the Annual Meeting.

We invite shareholders to read the full text of the shareholder proposal and the Company’s statement of opposition on pages 75 and 76 of the Proxy Statement.

Our Board unanimously recommends that shareholders vote “AGAINST” Proposal 4.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement, the Company retained Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist in soliciting proxies on the Company’s behalf, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. The Company has agreed to pay Innisfree a fee of $30,000, plus costs and expenses, for these services. In addition, the Company has agreed to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of Innisfree’s engagement. If stockholders need assistance with casting or changing their vote, they should contact Innisfree, toll free, at 877-456-3513.